UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

UNITED RETAIL GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	51-0303670
(State of incorporation or organization)	(I.R.S. Employer Identification no.)

365 West Passaic Street, Rochelle Park, NJ	07662
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	Nasdaq Stock Exchange, Inc.
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box.  [x]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(d), please check the following box.  [  ]

Securities Act registration statement file number to which this form relates: 000-19774

Securities to be registered pursuant to Section 12(g) of the Act:

(Title of Class)

(Title of Class)

AMENDMENT NO. 1 TO FORM 8-A

This Amendment No. 1 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by United Retail Group, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on September 17, 1999 (the “Form 8-A”).

Item 1.  Description of Registrant’s Securities to be Registered

Item 1 of Form 8-A is amended and supplemented by adding the following:

On September 10, 2007, United Retail Group, Inc. (the “Company”) entered into an Agreement and Plan of Merger by and among Redcats USA, Inc., a Delaware corporation (“Parent”), Boulevard Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company (the “Merger Agreement”), pursuant to which (i) Merger Sub will commence a cash tender offer (the “Offer”) to purchase all of the issued and outstanding shares of common stock of the Company (“Common Stock”) and (ii) following the consummation of the Offer, Merger Sub will merge with and into the Company with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).  Concurrently with the execution of the Merger Agreement, Parent, the Company and Mr. Raphael Benaroya are entering into a share tender agreement, dated as of September 10, 2007 (the “Tender Agreement”), pursuant to which Mr. Benaroya will tender his shares of Common Stock in the Offer.

In connection with the Merger Agreement, the Tender Agreement and the transactions contemplated thereby, on September 10, 2007, the Company and Continental Stock Transfer & Trust Company, a New York banking corporation (the “Rights Agent”) entered into Amendment (the “Amendment”) to the Rights Agreement, dated as of September 14, 1999 by and between the Company and the Rights Agent (the “Rights Agreement”) to exempt the Merger Agreement, the Tender Agreement and the transactions contemplated thereby (including the Offer and the Merger) from the Rights Agreement.

The Amendment (i) excludes Parent, Merger Sub and their subsidiaries, associates and affiliates, from the definition of “Acquiring Person” under the Rights Agreement; (ii) makes each of (a) the approval, execution or delivery of the Merger Agreement or the Tender Agreement, (b) the public or other announcement of the Merger Agreement, the Tender Agreement, or any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) or the Tender Agreement, or (c) the consummation of the Offer, the Merger, or any of the transactions contemplated by the Merger Agreement (including the Offer and the Merger) or the Tender Agreement, an Exempt Event; (iii) excludes an Exempt Event from the definition of Section 11(a)(ii) Event and Section 13 Event; (iv) prohibits a Stock Acquisition Date from occurring solely as a result of an Exempt Event; (v) prohibits a Distribution Date from occurring solely as a result of an Exempt Event; and (vi) terminates the Rights Agreement as of the effective time of the Merger Agreement.

The Amendment further provides that if for any reason the Merger Agreement is terminated in accordance with its terms, then the Amendment shall be of no further force and effect, and the Rights Agreement shall remain exactly the same as it existed before the execution of the Amendment.

The Amendment is filed herewith as Exhibit 2 and is hereby incorporated by reference. The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.

Item 2.  Exhibits

Exhibit No.	Description

1
Rights Agreement, dated as of September 14, 1999, by and between United Retail Group, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed September 17, 1999).

2	Amendment to Rights Agreement, dated as of September 10, 2007 by and between United Retail Group, Inc. and Continental Stock Transfer & Trust Company (filed herewith).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  September 12, 2007

UNITED RETAIL GROUP, INC.

By:	/s/ GEORGE R. REMETA
George R. Remeta
Chief Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

1
Rights Agreement, dated as of September 14, 1999, by and between United Retail Group, Inc. and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A, filed September 17, 1999).

2	Amendment to Rights Agreement, dated as of September 10, 2007 by and between United Retail Group, Inc. and Continental Stock Transfer & Trust Company (filed herewith).